Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EMCORE Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-171929, 333-175777, 333-185699, 333-197179, 333-211912, 333-217799 and 333-230709) on Form S-8, and (No. 333-235818) on Form S-3 of EMCORE Corporation of our report dated December 7, 2020, with respect to the consolidated balance sheets of EMCORE Corporation as of September 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes, which report appears in the September 30, 2020 annual report on Form 10-K of EMCORE Corporation.

Our report refers to a change in the method of accounting for leases as of October 1, 2019 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Irvine, California
December 7, 2020